Exhibit 3.1

Industry Canada	Industrie Canada

Certificate of Continuance	Certificat de prorogation

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

OPEN TEXT CORPORATION	434350-6

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation was continued under section 187 of the Canada Business Corporations Act, as set out in the attached articles of continuance.	Je certifie que la société susmentionnée a été prorogée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses de prorogation ci-jointes.

/s/ Richard G. Shaw Richard G. Shaw Director - Directeur	December 29, 2005 / le 29 décembre 2005 Date of Continuance - Date de la prorogation

Industry Canada	Industria Canada	FORM II ARTICLES OF CONTINUANCE (SECTION 187)	FORMULAIRE II CLAUSES DE PROROGATION (ARTICLE 187)
Canada Business	Loi canadienna sur les
Corporations Act	sociétés par actions

1 – Name of the Corporation OPEN TEXT CORPORATION	Dénomination sociale de la société	2 – Taxation Year End Fin de l’annee d’imposition M D - J 06 30
3 – The province or territory in Canada where the registered office is to be situtated Province of Ontario	La province ou le territoire au Canada où se situera le siége social

4 – The classes and the maximum number of shares that the corporation is authorized to issue The Schedule 1 annexed hereto is incorporated in this form.	Catégories et le nombre maximal d’actions que la société est autorisée á emettre

5 – Restrictions, if any, on share transfers None.	Restrictions sur le transfert des actions, s’il y a lieu

6 – Number (or minimum and maximum number) of directors Minimum of 3; maximum of 15.	Nombre (ou nombre minimal et maximal) d’administrateurs

7 – Restrictions, if any, on business the corporation may carry on None.	Limites imposées à l’activité commerciale de la société, s’il y a lieu

8 – (1) if change of name effected, previous name N/A	(1) S’il y a changement de dénomination sociale, indiquer la denomination sociale antérieure

(2) Details of incorporation	(2) Détails de la constitution

The Corporation was formed by Certificate and Articles of Amalgamation under the laws of Ontario on July 1, 2005.

9 – Other provisions, if any	Autres dispositions, s’ll y a lieu

The Schedule 2 annexed hereto is incorporated in this form.

Signature	Printed Name-nom en lettres moulées	10 – Capacity of - En qualité de	11 – Tel. No de tél
/s/ James D. Clarke	James D. Clarke	Assistant Secretary	(519) 888 - 7111

FOR DEPARTMENTAL USE ONLY A L’USAGE DU MNISTERE’S SEULEMENT

22*7 (2003/06)

SCHEDULE 1

AUTHORIZED CAPITAL

The Corporation is authorized to issue an unlimited number of First Preference Shares and an unlimited number of Common Shares. The rights, privileges, restrictions and conditions attaching to each class is set out below:

1. FIRST PREFERENCE SHARES

1.1 Issuable in Series:

The First Preference shares may, at any time and from time to time, be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be fixed by the directors of the Corporation. The directors of the Corporation may, before issuance and subject as hereinafter provided, determine the designation, rights, privileges, restrictions and conditions attaching to the First Preference Shares of each series including, without limiting the generality of the foregoing:

(a) the rate, amount or method of calculation of any dividends, whether cumulative, non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which any such dividends shall accrue;

(b) any right of redemption and/or purchase and the redemption or purchase prices and terms and conditions of any such right;

(c) any right of retraction vested in the holders of the First Preference Shares of such series and the prices and terms and conditions of any such rights and whether any other rights of retraction may be vested in such holders in the future;

(d) any voting rights;

(e) any conversion rights;

(f) any rights upon dissolution, liquidation of winding-up of the Corporation;

(g) any sinking fund or purchase fund;

(h) any purchase obligation; and

(i) any other provisions attaching to any such series of First Preference Shares.

1.2 Priority:

The First Preference Shares of each series shall, with respect to the payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs, rank on a parity with the First Preference Shares of every other series and be entitled to preference over the Common Shares and over any other shares of the Corporation ranking junior to the First Preference Shares. In addition to and without limiting the generality of the foregoing, if any amount.

(a) of cumulative dividends, whether or not declared, or declared non-cumulative dividends; or

(b) payable on return of capital in the event of the liquidation, dissolution or winding up of a Corporation.

in respect of shares of a series is not paid in full, the shares of the series shall participate rateably with the shares of all other series of the same class in respect of,

(c) all accumulated cumulative dividends, whether or not declared, and all declared non-cumulative dividends; or

(d) all amounts payable on return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

as the case may be.

2. COMMON SHARES

2.1 The holders of the Common Shares are entitled to receive:

(a) such dividends as the directors in their discretion may declare, regardless of whether dividends are declared on any other class of shares;

(b) the holders of the Common Shares are entitled to receive notice of and to attend all meetings of the shareholders of the Corporation, except meetings at which holders of another specified class of shares are exclusively entitled to vote, and are entitled to one vote for each Common Share held on all votes taken at such meetings; and

(c) any remaining property of the Corporation on liquidation, dissolution or wind-up of the Corporation, whether voluntary or involuntary, after payment of any amount required to redeem or retract the issued and outstanding First Preference Shares in accordance with the terms of their issuance.

SCHEDULE 2

OTHER PROVISIONS

Authorization to Appoint Additional Directors

The directors may, within the maximum number permitted by the articles, appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.